Appraisal Report
                                  Prepared for
                       The Royal Aloha Vacation Club, Inc.
                            360 East Desert Inn Road
                                Las Vegas, Nevada



                    [Photograph of Royal Aloha Vegas omitted]



                                  Appraised By
                                 Donald R. Beach
                    Nevada Certified General Appraiser #01347

                                 2299 Capistrano
                             Las Vegas, Nevada 89109

[Letterhead]

  Donald R. Beach                                                2299 Capistrano
 Appraiser Consultant                                    Las Vegas, Nevada 89109
Nevada Certified General Appraiser #01347                         (702) 731-3099



May 14, 1997

Jack Corteway
Royal Aloha Vacation Club Inc.
150 S. Dillingham Blvd., Suite 212
Honolulu, HI 96817

                                                         Re: A.P.N.# 120-130-009

Dear Sir:

    As per your request, I have completed a summary appraisal of the above referenced property for the purpose of estimating the fair market value of the site as if vacant. The property is legally described as a portion of the Southeast Quarter (SE 1/4), of Section 9, Township 21 South, Range 61, East of the Mount Diablo Meridian and Baseline in Clark County, Nevada.

    After a careful analysis of all the data collected, a visual inspection of the property and a computation of all factors affecting the value of the property, it is my opinion that the fair market value of the subject property as vacant as of May 14, 1997 is:

                        Two Million Eight Hundred Dollars
                                  ($2,800,000)

    This report was prepared with the intent to comply with the Uniform Standards of Professional Appraisal Practice as outlined in Chapter 645C of the Nevada Administrative Code.

    Thank you for selecting me to complete this report. If you have any questions concerning the method employed to complete this report or the data contained herein, do not hesitate to call me at (702) 731-3099.

Sincerely,

/s/ D.R. Beach

D.R. Beach
Nevada Certified General Appraiser #01347


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                [Photograph of Mel Avenue and Rear View omitted]



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                    [Photograph of Mel Avenue North omitted]


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                       [Photograph of View South omitted]

                  [Photograph of Desert Inn Road West omitted]


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                  [Photograph of Desert Inn Road East omitted]

                                    LIMITING
                                   CONDITIONS

                       ASSUMPTIONS AND LIMITING CONDITIONS

The acceptance of this appraisal assignment and the completion of the appraisal report submitted herewith are contingent upon the following assumptions and limiting conditions.

LIMITS OF LIABILITY

  The liability of the appraiser is limited to the client only and to the amount of the fee actually received for this assignment. There is no accountability, obligation, or liability to any third party. If the appraisal report is disseminated to anyone other than the client, the client shall make such party or parties aware of all limiting conditions and assumptions effecting the appraisal assignment. The appraiser is not in any way to be responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the subject property.

COPIES, PUBLICATION, DISTRIBUTION, AND USE OF REPORT

  Possession of this report or any copy thereof does not carry with it the right of publication, nor may it be used for any purposes or function other than its intended use for which it was written. The appraisal fee represents compensation only for the services provided by the appraiser.

  The client may distribute copies of this appraisal report in its entirety to such parties as he may select. However, selected portions of this appraisal report shall not be given to other parties without the prior written consent of the appraiser signing the appraisal report.

  This appraisal is to be used only in its entirety and no part is to be used without the whole report. All conclusions and opinions concerning the analysis as set forth in the report were prepared by the appraiser whose signature appears on the report. No change of any item in the report shall be made by anyone other than the appraiser.

CONFIDENTIALITY

  Except as provided in the report, the appraiser may not divulge the analysis, opinions, or conclusions developed in the appraisal report, nor may he give a copy of the report to anyone other than the client for which it was prepared. This condition does not apply to any order or request issued by a court of law or any other body with the power of subpoena.

INFORMATION SUPPLIED BY OTHERS

    Information provided by others, such as government agencies, financial institutions, Realtors, buyers, sellers, property owners, bookkeepers, accountants, and attorneys, is assumed to be true, correct, and reliable. No responsibility for the accuracy of such information is assumed by the appraiser. Neither is the appraiser liable for any information provided by subcontractors. The comparable data relied upon in this report has been confirmed with one or more parties familiar with the transaction or from affidavit or other sources thought reasonable. To the best of our judgment and knowledge, all such information is considered appropriate for inclusion. In some instances, expenditure of time would be required in attempt to furnish absolutely unimpeachable verification. The value conclusions set forth in the appraisal report are subject to the accuracy of said data.

TESTIMONY, CONSULTATION, COMPLETION OF CONTRACT FOR APPRAISAL SERVICE

    The contract for each appraisal or consultation service is fulfilled, and the total fee is payable upon completion of the report. The appraiser will not be asked or required to give testimony in court or in any other hearing as a result of having prepared the appraisal, either in full or in part, except under separate and special arrangements at an additional fee. If testimony or a deposition is required because of any subpoena, the client shall be responsible for any additional time, fees, and charges regardless of the issuing party.

EXHIBITS AND PHYSICAL DESCRIPTIONS

    It is assumed that the improvements and the utilization of the land are within the boundaries of the property lines of the property described in the report and that there is no encroachment or trespass unless noted otherwise within the report. No survey of the property has been made by the appraiser, and no responsibility is assumed in connection with such matters. Any maps, plats, or drawings reproduced and included in the report are there to assist the reader in visualizing the property and are not necessarily drawn to scale. The reliability of the information contained on any such map or drawing is assumed accurate by the appraiser and is not guaranteed to be correct.

TITLE, LEGAL DESCRIPTIONS, AND OTHER LEGAL MATTERS

    No responsibility is assumed by the appraiser for matters legal in character or nature. No opinions are rendered as to the status of title to any property. The title is presumed to be good and merchantable. The property is appraised as if free and clear, unless otherwise stated in the appraisal report. The legal description, as furnished by the client, his designee or as derived by the appraiser, is assumed to be correct as reported.

ENGINEERING, STRUCTURAL, MECHANICAL, ARCHITECTURAL CONDITIONS

    This appraisal should not be construed as a report on the physical items that are a part of any property described in the appraisal report. Although the appraisal may contain information about these physical items (including their adequacy and/or condition), it should be clearly understood that this information is only to be used as a general guide for property valuation and not as a complete or detailed report on these physical items. The appraiser is not a construction, engineering, or architectural expert, and any opinion given on these matters in this report should be considered tentative in nature and is subject to modification upon receipt of additional information from appropriate experts. The client is advised to seek appropriate expert opinion before committing any funds to improving the property described in the appraisal report.
    Any statement in the appraisal regarding the observed condition of the foundation, roof, exterior walls, interior walls, floors, heating system, plumbing, insulation, electrical service, all mechanicals, and all matters relating to construction is based on inspection only. Unless otherwise noted in the appraisal report, no detailed inspection was made. For instance, the appraiser is not an expert on heating systems, and no attempt was made to inspect the interior of the furnace. The structures were not investigated for building code violations, and it is assumed that all buildings meet the applicable building code requirements unless stated otherwise in the report.
    Such items as conditions behind walls, above ceilings, behind locked doors, under the floor, or under the ground are not exposed to view and, therefore, were not inspected, unless specifically so stated in the appraisal. The existence of installation, if any is mentioned, was discovered through conversations with others and/or circumstantial evidence. Since it is not exposed to view, the accuracy of any statements regarding insulation cannot be guaranteed.
    Because no detailed inspection was made, and because such knowledge goes beyond the scope of this appraisal, any comments on observed conditions given in this appraisal report should not be taken as a guarantee that a problem does not exist. Specifically, no guarantee is given as to the adequacy or condition of the foundation, roof, exterior walls, interior walls, floors, heating systems, air conditioning systems, plumbing, electrical service, insulation, or any other detailed construction matters. If any interested party is concerned about the existence, condition, or adequacy of any particular item, we would strongly suggest that a mechanical and/or structural engineer, and/or architect or other expert be consulted.

    This appraisal report is based on the assumption that there are no hidden, unapparent or apparent conditions on the property site or improvements which would materially alter the value as reported. No responsibility is assumed for any such conditions or for any expertise to discover them. All mechanical components are assumed to be in operable condition and standard for the properties of the subject type. Conditions of heating, cooling, ventilating, electrical and plumbing equipment are considered to be commensurate with the condition of the balance of the improvements unless otherwise stated. No judgment is made in the appraisal as to the adequacy of insulation, the type of insulation, or the energy efficiency of the improvements or equipment which is assumed to be standard for the subject's age, type and condition.

TOXIC MATERIALS  AND HAZARDS

    Although an inspection has been made as stated in the appraisal report, no attempt has been made to identify or report any toxic materials and/or conditions such as asbestos, unreaformaldehyde foam insulation, or soils or ground water contamination on any land or improvements described in the appraisal report. Before committing funds to any property, it is strongly advised that appropriate experts be employed to inspect both the land and improvements for the existence of such toxic materials and/or conditions if they are present on the property, the value of the property may be adversely effected, and a reappraisal at an additional cost may be necessary to estimate the effects of such circumstances.

SOILS, SUBSOILS AND POTENTIAL HAZARDS

    It is assumed that there are no hidden or unapparent conditions of the soils or subsoils which would render the subject property more or less valuable than reported in the appraisal. No engineering or percolation tests were made, and no liability is assumed for soil conditions. Unless otherwise noted, subsurface rights (mineral and oil) were not considered in making this appraisal. Unless otherwise noted, the land and the soil in the area being appraised appeared to be firm but no investigation has been made to determine whether or not any detrimental subsoil conditions exist. The appraiser is not liable for any problems arising from soil conditions. This appraiser strongly advises that before any funds are committed to a property, the advice of appropriate experts be sought.
    If the appraiser has not been supplied with a termite inspection report, survey, or occupancy permit, no responsibility is assumed and no representation is made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained.

    The appraiser assumes no responsibility for any costs or for any consequences arising from the need for flood hazard insurance. An Agent for the Federal Flood Insurance program should be contacted to determine the actual need for flood hazard insurance.

LEGALITY OF USE

    This appraisal report assumes that there is full compliance with all applicable federal, state and local environmental regulations and laws, unless noncompliance is stated, defined and considered in the appraisal report. It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined and considered in the appraisal report. It is assumed that all required licenses, consents, or other legislative or administrative authority from any local, state or national government, or private entity or organizations have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

COMPONENT VALUES

    If the total property value set forth in this report is distributed between land and improvements, this distribution applies only under the existing program of utilization as set forth in the appraisal. The separate valuations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

DOLLAR VALUES AND PURCHASING POWER

    The estimated market value set forth in the appraisal report and any costs figures utilized are applicable only as of the date of valuation of the appraisal report. All dollar amounts are based on the purchasing power and price of the dollar as of the date of value estimates.

VALUE CHANGE, DYNAMIC MARKET, ALTERATION OF ESTIMATE BY APPRAISER

    All values shown in the appraisal report are projections based on my analysis as of the date of valuation of the appraisal. These values may not be valid in other time periods or as conditions change. Projected mathematical models set forth in the appraisal are based on estimates and assumptions which are inherently subject to uncertainty and variations related to exposure, time, promotional effort, terms, motivation and other conditions. The appraiser does not represent these models as indicative of results that will actually be achieved. The value estimates consider the productivity and relative attractiveness of a property only as of the date of valuation set forth in the report.

    In case of appraisals involving the capitalization of income benefits, the estimate of market value, investment value, or value in use is a reflection of such benefits and of the appraiser's interpretation of income, yields and other factors derived from general and specific client and market information. Such estimates are as of the date of valuation of the report. They are subject to change as market conditions change.
    This appraisal is an estimate of value based on analysis of information known to me at the time the appraisal was made. The appraiser does not assume any responsibility for incorrect analysis because of incorrect or incomplete information. If new information of significance comes to light, the value given in this report is subject to change without notice. The appraisal report itself and the value estimates set forth herein are subject to change if either the physical, legal entity, or the terms of financing are different from what is set forth in the report.

EXCLUSIONS

    Furnishings, equipment and other personal property and value associated with a specific business operation are excluded from the value estimate set forth in the report unless otherwise stated.

PROPOSED IMPROVEMENTS, CONDITIONED VALUE

    It is assumed in the appraisal report that all proposed improvements and/or repairs, either onsite or offsite, are completed in a good and workmanlike manner in accord with plans, specifications, or other information supplied to this appraiser and set forth in the appraisal report. In the case of proposed construction, the appraisal is subject to change upon inspection of the property after construction is completed. The estimate of market value is as of the date specified in the report. Unless otherwise stated, the assumption is made that all improvements and/or repairs have been completed according to the plans, and the property is operating at levels projected in the report.

FEES

    The fee for any appraisal report, consultation, feasibility, or other study is for services rendered, and unless otherwise stated in the service agreement, is not solely based upon the time spent on any assignment.

CHANGES AND MODIFICATIONS

    The appraiser reserves the right to alter statements, analysis, conclusions, or any value estimates in the appraisal if any new facts pertinent to the appraisal process are discovered which were unknown when the appraisal report was prepared.

                                   DEFINITIONS

                              APPRAISAL DEFINITIONS

FAIR MARKET VALUE

    The revised NRS 37.009 defines market value as:

         Value means the most probable price which a property would bring in a competitive and open market under the conditions of a fair sale, without the price being affected by undue stimulus, whereby the sale is consummated on the specified date and the title to the property is passed from the seller to the buyer under the following conditions:

     a.       The buyer and the seller acting prudently and knowledgeably;

     b.       The buyer and the seller are typically motivated;

     c. The buyer and seller are well informed or well advised and acting in what they consider are their own best interest;

     d. Reasonable time is allowed to expose the property for sale on the open market;

     e. Payment is made in United States dollars in cash or pursuant to another financial arrangement comparable thereto; and

     f. The sale price represents the normal consideration for the property and is unaffected by special or creative financing or sales concessions granted by any person associated with the sale.

FEE SIMPLE DEFINED AND PROPERTY RIGHTS APPRAISED

    The subject property is appraised in fee simple ownership. Fee simple ownership may be defined as, "Absolute ownership unencumbered by any other interest or estate subject only to the four powers of government".

HIGHEST AND BEST USE

    The reasonable probable and legal use of vacant land or an improved property, which is physically possible, financially feasible, and that results in the highest rate of return. The four criteria highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

HIGHEST AND BEST USE OF PROPERTY AS IMPROVED

    The use that should be made of a property as it exists.

SALES COMPARISON APPROACH

    A set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, to the sale prices of the comparables.

COST APPROACH

    A set of procedures in which an appraiser derives a value indication by estimating the current cost to reproduce or replace the existing structure, deducting for all accrued depreciation in the property, and adding the estimated land value.

INCOME CAPITALIZATION APPROACH

    A set of procedures in which an appraiser derives a value indication for income producing property by converting anticipated benefits into property value. This conversion is accomplished either by; 1) capitalizing a single year's income expectancy or an annual average of several year's income expectancies at a market-derived capitalization rate or a capitalization rate that reflects a specified income pattern, return on investment, and change in the value of the investment; or 2) discounting the cash flow from an investment.

                                  CERTIFICATION

                            APPRAISER'S CERTIFICATION

    I do hereby certify that I, D. R. Beach am a licensed Nevada Certified General Appraiser. My expertise and experience encompasses 35 years of appraising. My assignments include commercial real estate, vacant land, shopping centers, offices and single-use properties. I also have experience appraising industrial and special-use properties. I further certify that I have competently appraised hotel and motel properties. My residential experience includes subdivisions, apartments, planned-unit developments, condominiums and single-family residences.
    The undersigned does hereby certify that, except as otherwise noted in the appraisal report, the following is to the best of my knowledge and belief.

1.       The statements of fact contained in this report are true and correct.

2. The reported analysis, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased, professional analysis, opinions and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest with respect to the parties involved.

4. My compensation is not contingent upon the report of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

5. The analysis, opinion and conclusion were developed, and this report has been prepared in conformity with and subject to the requirements of the Uniform Standards of Professional Appraisal practice.

6. The undersigned has made a personal inspection of the property that is the subject of this report.

7. No one provided significant professional assistance to the person signing this report.

                            APPRAISERS CERTIFICATION
                                   (CONTINUED)


         The fair market value reported herein is as of May 14, 1997. The estimated fair market value is as follows:


         39,376 sq. ft. @ $75 per sq. ft.                    =     $2,953,425
         Estimated Cost of Demolition of the Improvement     =     $  179,000
         Indicated Fair Market Value of the land as vacant   =     $2,774,425
                                                     Say           $2,800,000





I hereby so certify to that value estimate.


APPRAISER /s/ D. R. BEACH                                 DATE   5-20-97
          -------------------------                            --------------
          D. R. BEACH
          Nevada Certified General Appraiser
          License #01347

                    CORRELATION AND FINAL ESTIMATE OF VALUE

    All data relative to the value estimate was reviewed. Conditions indicating an increase in value were indicated in the immediate area. A new hotel is under construction one block north. The Las Vegas Convention Center is being expanded. The property across Desert Inn Road south is the site of a new mega resort to be built in the next two years. Six new resorts have been constructed on the Strip in the last two years. An addition is to be added to the Sahara Hotel two blocks north.

    The area is on an upward trend, with land parcels becoming more difficult to obtain. Sales are scarce, but those found indicate a 6% per year increase.

    Based on all the data available, the indicated unit of value of $75 per square foot is a reasonable value. The estimated demolition is difficult to confirm due to the hauling time to the Apex dump, but is a reasonable expected cost.

         The fair market value is as follows:

            39,176 sq. ft. @ $75 per sq. ft.                    =    $2,953,425
            Estimated Cost of Demolition of the Improvement     =    $  179,000
            Indicated Fair Market Value of the land as vacant   =    $2,774,425
                                                   Say               $2,800,000


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                                 MAPS & AERIALS


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                     [Plat map of subject property omitted]


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                         [Area map of Las Vegas omitted]


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                         [Area map of Las Vegas omitted]


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                     [Plot map of subject property omitted]


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                         [Area map of Las Vegas omitted]


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

               Clark                                                                                    Clark Comprehensive Planning
               County                                                                                      Current Planning Division
                                                                                                              401 South Furth Street
                                                                                                                    P. 0. Box 551744
                                                                                                        Las Vegas, Nevada 89155-1744
                                                                                                                      (702) 455-4314

                            Non Residential Districts
                         Property Development Standards

Code  Description              Min. Lot                                    Setbacks                            Max. Stories Max. Lot
                              Area(acres)     Front                Corner           Side                Rear    Max. Height Coverage
----  --------------------   -----------  --------------    -----------------  ----------------  --------------- ---------- -------
                                           20' for bldg        20' for  bldg      Adj. Res. 20'    Adj. Res. 20'
C-C   Shopping Center             5          & parking           & parking        Adj. Com. 10'    Adj. Com. 10'   3/45'       25%
C-P   Office  & Professional     None           15'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'   2/35'       60%
C-1   Local Business             None           10'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'   2/35'       60%
C-2   General Commercial         None           10'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'  4/50'(2)     60%
C-3   General Commercial         None           10'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'  4/50'(2)     60%
                                                            10% width of lot   10% width of lot
H-1   Limited Resort & Apt.      None           10'         20'min-50'max(1)   5'min-50'max(1)   0/Adj. Res. 20' 9/100'(2)     60%
                                  See                                          10% width of lot                  Res 2/35'
H-2   General Highway Frontage  29.32.030       10'                20'          5'min-20'max     0/Adj. Res. 20' Com 4/50' See 29.32
                                            Pub.St.15'(3)    Pub. St. 15'(3)    Pub. St. 15'(3)   Pub. St. 15'(3)
T-C   Mobile Home Park            10        Priv. St. 5'       Priv. St. 5'       others 5'         others 5'       2/35'      50%
                                            Pub.St.15'         Pub. St. 15'       Pub. St. 15'     Pub. St. 15'
RVP   Recreational Vehicle Park   10        Priv.St.5'         Priv. St. 5'        others 5'        others 5'      See (4)   See (4)
P-F   Public Facility            See (4)      See (4)            See (4)            See (4)          See (4)       See (4)   See (4)
                                            15' for bldg       15' for bldg
M-D   Designed Manufacturing     None         & parking         & parking       0/Adj. Res. 20'  0/Adj. Res. 20'    4/50'      45%
M-1   Light Manufacturing        None           20'                 20'         O/Adj. Res. 20'  0/Adj. Res. 20'    4/45'      80%
M-2   Industrial                 None          20'(5)              20'(5)           See (5)          See (5)        6/75'      80%
M-3   Heavy Industrial           None          20'(5)              20'(5)           See (5)          See (5)        6/75'      80%

(1) Buildings & Structures over 40' high require 1' additional per story over 40' for side yard setback - See 29.30.040 (H-1)
(2)   Higher with conditional use permit.
(3)   See R-1 regulations for single family residences.
(4)   Determined by conditions of commission approval.
(5)   Use separations are also required - See 29.42.010 (M-2) and 29.43.020
      (M-3).

General Notes:

1. No structure over 35' allowed where prohibited by 29.50 (Airport Height Restrictions).
2. Greater setback required where 29.64 (Building Setbacks and Future Width) applies.

This table is designed to give general information and regulations for the zoning districts. For specific information and regulations, consult with Title 29 or with Current Planning.

                 [Photograph of zoning map of Las Vegas omitted]

                                   SUMMARY OF
                                  SALIENT FACTS

                            SUMMARY OF SALIENT FACTS

PROPERTY LOCATION

         The subject property is located on the northeast corner of Desert Inn Road and Mel Ave. in Clark County, Nevada and is commonly known as 360 Desert Inn Road and further referenced as Assessors Parcel Number 120-310-009.

HIGHEST AND BEST USE

         It's current use as a time share motel is the highest and best use of the property as improved at the present time. See highest and best use on following page.

LAND SIZE

         The total area is .904 acres. The lot has a frontage of 167'+/- on Desert Inn Road and 227.95' along Mel Ave. The lot contains 39,379 sq. feet.

PRESENT USE

         The property is improved with a one and two story motel type building which has been sold as time share units which are rented on a weekly basis predominantly to residents of Hawaii. The property provides lodging, parking, laundry and recreational facilities to the tenants. The occupancy is considered to be above average with rentals considered to be economic rent for the service provided.

DATE OF INSPECTION

         May 14, 1997

HIGHEST AND BEST USE

         Highest and best use is defined as being that use which produces the greatest net return to land and/or building. The use must be physically possible, legally permissible, financially feasible and most profitable. Property is always appraised at it's highest and best use when estimating market value.

MARKETING TIME

         To sell the total property would require exposure on the market for one year.

                              HIGHEST AND BEST USE

         Highest and best use is defined as that use which produces the greatest net return to land and/or building, over the longest period of time. The age of the present structure leaves little doubt that the economic life of the improvement has been extended thru update and good maintenance. However, they have now reached a point where some drastic improvement is needed. Basic elements such as plumbing, electrical, and heating and cooling need to be replaced. Due to the road widening and other factors, the present plan cannot accommodate its previous use.

         The four criteria of highest and best use namely physically possible, legally permissible, financially feasible and maximally profitable can only be met by changing the use to a structure which better meets the needs of the area.

         The site is adequate to construct a multi level structure. Any additional land added to the site would enhance the use.

         The property is presently zoned H-1 which would allow most tourist oriented construction. A hotel, time share, commercial business and parking are all allowed in this zoning category.

         It has not been difficult to obtain financing for most business enterprises related to the "Strip" or convention center and would be available locally to most investors with a reasonable expectation of success.

         Maximally productive properties are those which provide a need of the area and which have lower expense ratios which occurs primarily with newer structures. Rental rates are increasing for most types of commercial space including rental rooms.

         The highest and best use of the subject property for multi level, multi use commercial meets all four criteria.

EFFECTIVE DATE OF THE VALUE ESTIMATE

         The effective date of the value estimate is May 14, 1997.

PROPERTY RIGHTS APPRAISED
         Just fee simple interest.

OWNER OF RECORD

         Royal Aloha Vacation Club, Inc. a Hawaii Corporation is the owner of record. According to public record the current owners have held title since 1983.

METHOD OF VALUATION

         The Sales Comparison Approach has been used to estimate the value of the land. This requires the analysis of sales of similar land similarly situated. Sales are adjusted for differences noted in the comparison. The Cost Approach was used to estimate the demolition cost of the improvements.

         The sales data was obtained from TRW Redi Data and verified by public record. Buyer, Seller, or the Realtor involved were interviewed where possible. The availability of a phone number and location of the parties involved made some verification difficult except by public record. Nevada is a full disclosure state in regard to transfers, so public record may be more reliable.

                                  REGIONAL DATA

                                  REGIONAL DATA
                          (1996 Las Vegas Perspective)

HISTORY

         Clark County, Nevada encompasses approximately 8,000 square miles, of which approximately 84% is vacant land, with 10% in private ownership.

         Las Vegas was incorporated in 1911 with a population of approximately 3,350. It was not until the Hoover Dam Project was started and inexpensive power and land began attracting industry that Las Vegas started to grow. In 1931, the Nevada legislature approved gambling. This action provided a growth vehicle causing the population figures to increase.

RECREATION AREAS

         Southern Nevada is located in the southwestern portion of the United States. Within a 30 mile radius surrounding the Las Vegas area, recreational facilities include such sites as Lake Mead, Hoover Dam, the Colorado River recreation area, snow skiing trails at 12,000 foot Mt. Charleston, and views and hiking areas in the Red Rock mountains.

         The Las Vegas Valley is well located to such sites as the Grand Canyon, Bryce Canyon, Zion National Park, and the Death Valley.

         Currently, the city and county parks have 110 facilities. There are 17 golf courses, with 12 new golf courses under different stages of development.

         During the winter months, skiing clinics are held at Lee Canyon. Horseback riding is popular year-round, along with off-road racing and miniature golf. Wet N' Wild, an all water theme park, is located on the Strip and provides water sports for children and families.

         Other events which take place in the Las Vegas area include the Las Vegas Symphony Orchestra, Nevada Institute for Contemporary Art, and the Las Vegas City Arts.

         Public communication includes KLVX, Channel 10, which is Southern Nevada's PBS television affiliate. Southern Nevada's three public radio stations are KNPR, KUNV, and KCEP.

POPULATION

         In the last ten years, Las Vegas itself has added over 300,000 people to it's community. The average is 3,000 people moving into our community each month. The population reached over 1 million in 1995. The fastest growing age group in the Las Vegas sector is over 65. The proportion of active seniors to that of the national average is nearly identical, with 12.4 for Las Vegas and
12.5 nationally.

         The Nevada per capita income is nearly $21,000. The median household income for Las Vegas is $36,710, which is higher that the national average.

         Las Vegas is often thought of as a transient community. However, over 50% of the population has lived in this area for more than 10 years, and 63% of the population own their own homes.

         Approximately 75% of homes sold in Las Vegas are new homes. The median price of a new home is $119,200. The average price of all homes sold remains in the low $100,000's. In the 1995 census, the total population was 1,040,688 people, and total households were 387,097. Children under 18 represented 24.6% of the population and adults 18 and over 72%.

RELIGION

         Las Vegas has over 430 houses of worship representing 48 different faiths, with services conducted in six different languages.

CLIMATE

         Southern Nevada has an average of 310 sunny days per year. The overall mean temperature is 60 degrees. The coldest average temperature is about 55 degrees from December through February. The hottest months are June through August, with an average daytime temperature of 102 degrees, the nights averaging in the low 70's.

         Fall and Spring remain a constant 80 degrees during the days and an average of 50 degrees during the night. The Southern Nevada area receives approximately three inches of rainfall per year.

TRANSPORTATION

         According to the Federal Aviation Administration, the Las Vegas airport will be the fastest growing facility in the next 10 years. Currently, McCarran International Airport ranks as the 18th busiest airport in the U.S. and the 29th busiest airport in the world. Approximately 28 million passengers visited Las Vegas in 1995 of which 26% were international travelers.

         McCarran is one of the most modem airports in the country. Construction was completed in 1990 on the fourth runway encompassing 8,900 feet, which has increased hourly take offs and landings from 110 to 150 per day. A new garage was added to the airport in 1996 to eliminate some of the parking problems.

               MCCARRAN INTERNATIONAL AIRPORT PASSENGER STATISTICS

     Year           Scheduled             Charter &        Total Passengers
                   Passengers             All Other

     1989          14,338,000             2,769,000           17,107,000
     1990          16,051,000             3,039,000           18,619,000
     1991          16,977,000             3,195,000           20,172,000
     1992          17,048,000             3,865,000           20,914,000
     1993          18,155,000             4,337,000           22,492,000
     1994          21,577,000             5,273,000           26,950,000
     1995          23,247,000             4,780,000           28,027,000

         Most major airlines have Las Vegas on their route, and several international airlines are considering direct service to overseas. Currently, there are 14 major air freight companies which serve the area's growing needs. One airline has a one-stop route to Japan. It is estimated that these flights represent a $700 million impact.

         To exploit the benefits of McCarran's Class A Port of Entry status, the Department of Aviation constructed a Charter/International Terminal. The 183,000 square foot structure houses eight aircraft parking gates, associated ticketing, baggage claim, and security facilities. To cater to the Las Vegas international visitors, the new terminal will feature a prototype U.S. Custom clearing configuration for the latest in quick, convenient passenger processing. Construction of McCarran's Airpark commenced during 1990. This encompasses 155 acres. McCarran Airpark features direct airfield and roadway access to aviation support industries, including benefits of the Foreign Trade Zone.

         There are also the Boulder City, Henderson, and North Las Vegas airports. The North Las Vegas Airport is the General Aviation reliever for McCarran.

         Clark County is approximately the size of the State of New Jersey. It is located between California and Arizona. There are three major highways serving to link Las Vegas with major western cities. These highways include I- 1 5 which runs in an east/West direction, U.S. 95 which runs in a north/south direction, and U.S. 93 which runs to the south.

         Highway plans include $2 billion to be spent on transportation improvement and mass transportation over IO years.

         The Union Pacific Railroad services the Las Vegas area with direct service to 20 states and connecting service to more than 30 states. Amtrak also provides passenger service.

GOVERNMENT

         The county operates as an independent political entity and is administered by a County Manager who is supervised by a seven-man Board of Commissioners. The various city administrations consist of a Mayor, a five-man City Council, City Managers, and appropriate departments.

UTILITIES

         Water is supplied to the Las Vegas metropolitan area from several sources. Underground facilities contribute approximately 25% of the water to Southern Nevada, and the Colorado River is also a major water source. The Las Vegas Valley Water District redistributes the water to Clark County and the City of Las Vegas. North Las Vegas, Henderson, and Boulder City have their own water distribution systems.

         The Colorado River Commission allocated Southern Nevada an additional 58,000 acre feet of committed and uncommitted water with which to build. This amount is considered enough for an additional 85,000 single-family residences. The new water allotment, according to some estimates, will last until the year 2006.

         Nevada Power Company's residential rates rank eighth lowest in the country among investor-owned utilities. Future energy requirements will be provided by natural gas and coal-fired generation units and coal generating facilities. Current plans do not include participation in any type of nuclear plants.

 EDUCATION

         The Clark County school District is ranked the 11th largest among the nation's public school systems. New schools have been opened to accommodate an average annual growth of just under 6%. The school district now includes 181 schools.

         Community College of Southern Nevada is a multicampus institution with current enrollment of approximately 20,741 students. In 1995, CCSN increased its faculty by 33% and added 200,000 sq.ft. of new instructional facilities.

         The Cheyenne campus is located in North Las Vegas and serves approximately 22,938 students based on the number enrolled per class. The Henderson campus enrolls approximately 4,213 students and occupies 33,000 square feet.

         The University of Nevada, Las Vegas has an estimated enrollment of 21,000 students. Completion of three new dormitories and a new dining commons provides facilities for 500 resident students. The total of resident students is 1,200. Construction of a new 22,000 square-foot alumni center has also been completed.

COMMUNITY SERVICES

         There are currently 9 hospitals with 2,503 licensed beds servicing the Las Vegas area. Additional facilities include three psychiatric/chemical dependency in-patient hospitals, plus 11 long-term care facilities with 1,074 licensed beds. There are a total of 6,128 licensed physicians.

         Specialized health services include the Nathan Adelson Hospice which is one of 12 hospices in the nation with in-patient facilities; Angel Plane which is a nonprofit organization supported by community donations; Children's Hospital built for special needs for children; Flight for Life; and the Traumatic Brain Injury Rehabilitation Center. Hospital expansions include St. Rose Domimcan which expanded to 86,000 square feet with 214 beds at a cost of $19 million, and the Veteran's Hospital with 129 beds on 49 acres at a proposed cost of $75 million.

TOURISM AND CONVENTION

         Las Vegas has developed a well-known reputation as one of the top resort and convention destinations in the world. Las Vegas is the location of nine of the ten largest hotels in the world.

ECONOMIC BASE

         The economic base of the Las Vegas area consists of the tourist industry, service industry, military bases, the Nevada Test site, governmental and municipal agencies, and mining and manufacturing.

INDUSTRIAL EMPLOYMENT ANNUAL AVERAGE

         Gaming related activities continued to make a strong gain in both revenue and development of mega hotel/casinos. Hotel construction will slow after the phenomenal rate of growth of the past few years.

                                     SUMMARY

         The four forces (social, economic, political, environmental) that influence market values were discussed above. The various governing bodies have sponsored growth with their pro-development attitudes. The administrations also promote the funding and infrastructure necessary for growth. These factors, along with the sunny climate, have helped Las Vegas be a destination of choice for many as a new home for their families. However, public services have been hard hit along with infrastructure to provide adequate service for the increased population.

         As the population of Las Vegas reaches one million, it is already experiencing problems with water service, and the infrastructure of the streets is becoming burdensome. There appears to be a large amount of traffic and travel time due to the inadequacies of the roads now servicing the Las Vegas area. Water becomes a growth constraint unless new water sources are found.

         General land supply is adequate; however, it is difficult to obtain large parcels of property. Present plans show the growth of tourism, at its existing rate, is indicated to continue. Naturally, this growth would support the development of new residential, commercial, and industrial properties. Southern Nevada is growing and will continue to grow. However, the past several years have shown the largest amount of growth in the history of Southern Nevada. This growth is not expected to continue at a higher rate. Continued growth at a more stable rate is expected for the future.

                                  NEIGHBORHOOD

                                NEIGHBORHOOD DATA

BOUNDARIES

         The neighborhood of the subject property is bounded on the north by Riviera Boulevard, on the east by Paradise Road, on the south by Sands Boulevard, and on the west by Las Vegas Boulevard. Property in the area is of a compatible use.

ACCESS
         Access to the neighborhood is by the boundary streets and by Desert Inn Road.

RELATIVE LOCATION

         The property is located adjacent to the "heart" of the strip within one mile of the major casinos.

TRANSPORTATION

         Bus transportation is provided on the major intersecting streets or by taxicab.

COMMERCIAL USE

         The area is predominantly small casinos and lodging facilities.

UTILITIES

         All utility service is available and includes sewer, water, electric, gas and telephone. Streets are paved and have curb and gutter.

SALIENT FEATURES

         The neighborhood is 90% built up with predominantly commercial use. The Desert Inn Golf Course occupies the south half of the neighborhood. The area is stable with little changing use. The impact of the Desert Inn Road project is still to be weighed as to increased traffic and noise. The change in use with new construction can eliminate most of the problems associated with an arterial street.

Survey, Area Description

The Las Vegas Valley coitions 95 percent of the households and population surveyed in Clark County. Excluded were persons in group quarters, such as Nellis Air Force Base and populations in institutions.

The outlying areas of Clark County not included in the survey were: Bunkerville, Indian Springs, Mesquite, Moapa. Laughlin and Cal-Nev-Ari; combined they total 6,487 households.

The primary area contains 29 zip codes. A relatively new zip code, 89139 is not listed as it did not have sufficient responses due to low population density. In editions prior to the 1994 Perspective, these zip codes were divided into 10 districts.

The districts were clustered by using demographically comparable zip codes. Four districts (1, 2, 3 and 5) were sub-divided in 1989 because of population growth and to provide a greater level of detail for each area.

The original district numbers are unchanged, only the letter "B" was added for the new districts, allowing for comparisons with previous survey year estimates. For example, to compare survey dates prior to 1989 with dates subsequent to 1989, District 1A data may be added to 1B data.

The districts and corresponding zip codes have been listed below for comparison.


[Photograph of zip code map of Las Vegas Valley omitted]


District Zip Code(s)

 1A      89108
 1B      89107, 89128, 89129, 89134
 2A      89030, 89031, 89131
 2B      89101, 89106
 3A      89115
 3B      89110, 89122
 4       89104
 5A      89102, 89103
 5B      89113, 89117, 89118
 6       89109
 7       89120, 89121
 8       89119, 89123
 9       89014, 89015
10       89005


                                               Zip Code Profiles

CATEGORIES              89107          89108         89109         89110        89113          89115

No. of Households      13,322         20,701        22,455        17,193        1,928         19,082
No. of Housing Units   13,641         21,227        23,738        17,797        2,043         19,780
Population             34,187         56,720        41,077        50,307        5,114         55,579

Age of Adults
  18-24                     8%             7%           11%            9%           7%            11%
  25-34                    18             25            18            18           19             24
  35-44                    20             26            19            26           16             24
  45-54                    15             17            16            19           26             15
  55-64                    18             13            13            12           17             13
   65+                     21             12            23            16           15             13

Education of Adults
  SOME HIGH SCHOOL          7%             5%            9%            8%           3%            14%
  HIGH SCHOOL DEGREE       30             27            29            31           22             33
  SOME COLLEGE             32             37            33            37           34             34
  COLLEGE DEGREE           17             16            15            11           19             12
  SOME GRADUATE             4              6             4             5            7              4
  GRADUATE DEGREE          10              9            10             8           15              3
Children (under 18)
  YES                      33%            43%           21%           40%          29%            43%
  NO                       67             57            79            60           71             57

Type of Dwelling
  SINGLE-FAMILY            67%            64%            9%           60%          90%            37%
  APARTMENT                25             23            74            16            0             25
  CONDO-TOWNHOME            8             11            14            10           10              9
  MOBILE HOME               0              2             3            14            0             29

Household Income
  UNDER $15,000            11%            11%           22%            3%           1%            13%





  $15,000-$19,999          10              5            14             8            1             10
  $20,000-$24,999           9              9            11            10            4             18
  $25,000-$34,999          20             15            23            19            8             19
  $35,000-$49,999          19             24            16            28           13             24
  $50,000-$74,999          17             21            10            20           24             14
  $75,000-$100,000          8             10             1             8           16              1
  $100,000+                 6              5             3             4           33              1
  MEDIAN              $34,949        $40,869       $26,182       $40,241      $73,100        $40,926

Length of Residence
  NEWCOMER                  6%             4%           12%            5%           5%             7%
  1-5 YEARS                14             23            31            20           30             28
  6-10 YEARS               15             13            20            22           13             21
  11-20 YEARS              17             22            21            22           15             21
  OVER 20 YEARS            48             38            16            31           37             23

                                    THE SITE

                          ESTIMATED COST OF DEMOLITION

         Information relative to the square footage contained in the total structure were obtained from the records of the Clark County Assessor's Office. They show a total of 24,030 sq. ft. with an average height of 9' of 306,270 cu. feet.

         The cubic area of the pool is 4,752 cubic feet.

         There is 1,100 sq. ft. of concrete slab and 4,500 sq. ft. of blacktop.

 Although no testing has been done, there is a possibility that the ceiling finish in all units contains some form of asbestos. A test will determine if special treatment is needed during demolition. If required, the cost of asbestos removal could cost $40,000 to $50,000 for 24,000 sq. ft. or $1.85 sq. ft.

         The following items could be salvaged if time permits.

         1.   All appliances
         2.   Refrigeration and heating units
         3.   All doors
         4.   All carports
         5.   Plumbing and fighting fixtures
         6.   Steel stairs

         The salvage should amount to $25,000 to $32,000.

         A composite of demolition costs are as follows:

         306,270 cu. feet of razing @ $0.31                      =     $ 98,000
         12,000 sq. ft. of concrete & asphalt to break @ $1.57   =     $ 18,840
         * 24,030 sq. ft. ceiling @ $1.85 per sq. ft.            =     $ 44,456

         The total cost of demolition and hauling                =     $161,296
         If no salvage is attempted add                          +     $ 17,900
                                                                       --------
         If tests for asbestos are negative                      -     $ 27,200
                                                                       --------
                                                                       $151,996

         The fair market value contained in this report has been reduced by $179,000.

RUN DATE: 05/23/97 11:52       COMMERCIAL APPRAISAL RECORD          PAGE 1 OF 2

PARCEL NO: 162-09-806-009 02 SITE: 360 E DESERT INN RD
PROJECT NAME: ROYAL ALOHA VACATION CLUB        LAND USE: 1-50-0-0-1         23
                                               LAST UPD: 07/13/96

BASE YR: 1993 EFF YR: 1962 APR NO: 55 APR DT: 08/1993 LAST VST REASON: A

                         OCCUPANCY #1  OCCUPANCY #2   OCCUPANCY #3  OCCUPANCY #4
OCCUPANCY CODE                    352
CLASS                               C
RANK                             1.30
ORIG YEAR BLT                    1962
EXTERIOR WALL                       6
ROOF TYPE                           2
FOUNDATION TYPE                     1
PLUMBING FIXTURES                   3
INTERIOR FINISH                     2
STRUCTURAL TYPE                     2
FLOOR TYPE                          1
LIGHTING FIXTURE                    4
NO OF STORIES                       2
AVG STORY HGHT                    9.0
PERIMETER (SHAPE)                 511

TOTAL FLOOR AREA                14208

TOTAL GROUND AREA                8071

NO OF UNITS                        12

ELEVATORS

SPRINKLERS

HEAT/COOL #1                   14.100%
HEAT/COOL #2
HEAT/COOL #3
HEAT/COOL #4
NO-WALL AREA

MISC BLDG #1

MISC BLDG #2

MISC BLDG #3

MISC SLOG #4

BLDG ADD. #1    BLDG ADD. #2    BLDG ADD. #3     BLDG ADO. #4    BLDG ADD. #5


OIMPS NET:            MULT ADJ:          OTH ADJ:          OVERRIDE:

REM:                                                             PCOMP%

RUN DATE: 05/23/97 11:52      COMMERCIAL APPRAISAL RECORD           PAGE 2 OF 2

PARCEL NO: 162-09-806-009 02 PROJECT NAME: ROYAL ALOHA VACATION CLUB

                         ADDITIONAL MISC. ITEMS

CODE         DESCRIPTION                   UNITS        ADJ.
14           DISHWASHER                       12
15           GARBAGE DISPOSAL                 12
16           HOOD & FAN                       12
18           RANGE & OVEN                     12
29           CB WALL, REG                    740
44           FENCE SOLID BOARD 6'            488
52           FIREPLACE 1  STORY                1
53           FIREPLACE 2  STORY                5
92           POOL SURFACE AREA               900
155          CONC/STEEL STAIRS(AVG)            2
166          PEO LIGHT W/LANTERN 8'            7
179          CCP - LOW                      2390
303          CONCRETE 1000-2999             2085

RUN DATE: 05/23/97 11:52      COMMERCIAL APPRAISAL RECORD            PAGE 1 OF 2

PARCEL @10: 162-09-806-009 01 SITE: 360 E DESERT INN RD
PROJECT NAME: ROYAL ALOHA VACATION CLUB        LAND USE:  1-50-0-0-1       23
                                               LAST UPO:  07/13/96

BASE YR: 1993   EFF YR: 1953  APR NO: 55   APR DT: 08/1993   LAST VST REASON: A

                       OCCUPANCY #1   OCCUPANCY #2   OCCUPANCY #3  OCCUPANCY #4
OCCUPANCY  CODE                 352
CLASS                             C
RANK                           1.30
ORIG YEAR BLT                  1953
EXTERIOR WALL                     6
ROOF TYPE                         4
FOUNDATION TYPE                   1
PLUMBING FIXTURES                 3
INTERIOR FINISH                   2
STRUCTURAL TYPE                   2
FLOOR TYPE                        1
LIGHTING FIXTURE                  4
NO OF STORIES                     2
AVG STORY HGHT                  9.0
PERIMETER (SHAPE)               390

TOTAL FLOOR AREA               9723

TOTAL GROUND AREA              9723

NO OF UNITS                     1.1

ELEVATORS

SPRINKLERS

HEAT/COOL #1                 14.100%
HEAT/COOL #2
HEAT/COOL #3
HEAT/COOL #4
NO-WALL AREA

MISC BLDG #1

MISC BLDG #2

MISC BLDG #3

MISC BLDG #4

BLDG ADD. #1   BLDG ADD. #2    BLDG ADD. #3      BLDG ADD. #4      BLDG  ADD. #5

OIMPS NET:             MULT ADJ:       OTH ADJ:            OVERRIDE:

REM:                                                             PCOMP%

RUN DATE: 05/23/97     11:52   COMMERCIAL APPRAISAL RECORD       PAGE 2 OF 2

PARCEL NO: 162-09-806-009 01        PROJECT NAME: ROYAL ALOHA VACATION CLUB

ADDITIONAL MISC. ITEMS

CODE       DESCRIPTION               UNITS    ADJ.
29         CB WALL, REG               3020
52         FIREPLACE 1 STORY             1
53         FIREPLACE 2 STORY             1
92         POOL SURFACE AREA           792
155        CONC/STEEL STAIRS(AVG)        1
179        CCP - LOW                  2533
197        MULTIPLE CARPORT             22
208        STORAGE                     480
208        STORAGE                     235
298        ASPHALT  3000 & OVER       9000
303        CONCRETE  1000-2999        1069

         The following picture pages have been included to show the condition of the improvements and the site advantages prior to the taking in eminent domain in 1993. Actual date of the start of construction on the Desert Inn Arterial was 1995 and is still not completed. Final completion is anticipated by late summer 1997.

                   [Photograph of Royal Aloha Vegas omitted]

                              LANDSCAPING REMOVED



             [Photograph of lot line of Royal Aloha Vegas omitted]

                         VIEW OF LOT LINE ON MEL AVENUE

                   [Photograph of Royal Aloha Vegas omitted]

                           SOUTH ELEVATION AND FENCE


                   [Photograph of Royal Aloha Vegas omitted]

                               CARPORT AT UNIT 1

                   [Photograph of Royal Aloha Vegas omitted]

                        SOUTH WALL OF UNIT 11 (BEDROOM)

                   [Photograph of Royal Aloha Vegas omitted]

                              ENTRANCE TO UNIT 11

                   [Photograph of Royal Aloha Vegas omitted]



                   [Photograph of Royal Aloha Vegas omitted]

                   [Photograph of Royal Aloha Vegas omitted]

                                  PATIO UNIT 1


                   [Photograph of Royal Aloha Vegas omitted]

                            LANDSCAPING ON EAST WALL

                   [Photograph of Royal Aloha Vegas omitted]

                           LANDSCAPING BEFORE TAKING




                   [Photograph of Royal Aloha Vegas omitted]

                     UNIT 1 INSIDE FENCE (SOUTH ELEVATION)

                   [Photograph of Royal Aloha Vegas omitted]

                FENCE IN RELATIONSHIP TO STAKE SHOWING NEW LINE


                   [Photograph of Royal Aloha Vegas omitted]

                                 UNIT 1 REMOVED

    [Two photographs of Royal Aloha Vegas over plat map of property omitted]

                   [Photograph of Royal Aloha Vegas omitted]

                                SIGN AND UNIT 1


                   [Photograph of Royal Aloha Vegas omitted]

                    STAKE SHOWING PROXIMITY OF RIGHT OF WAY

                                   COMPARABLE
                                      SALES

                               COMPARABLE SALE #5

         APN#                   162-16-510-014

         LOCATION               On Desert Inn Road

         GRANTOR                Gary and Susan Hallman

         GRANTEE                357 Inc.

         DOC.#                  940111-00609

         DATE OF SALE           1/94

         SELLING PRICE          $800,000

         SQUARE FOOTAGE         18,125 sq. ft.

         PRICE PER SQUARE FOOT  $44.14

         CONFIRMED BY           Public Record

         ZONING                 H-1

REMARKS: This sale was adjusted for location, size and access. The property was improved with a single family residence.

              [Locating parcel map for comparable sale #5 omitted]

                               COMPARABLE SALE #6
         APN#                     162-16-510-017

         LOCATION                 363 E. Desert Inn Road

         GRANTOR

         GRANTEE                  Aronimink Corp.

         DOC.#                    940930-00305

         DATE OF SALE             9/94

         SELLING PRICE            $825,000

         SQUARE FOOTAGE           17,860 sq. ft.

         PRICE PER SQUARE FOOT    $46.19

         CONFIRMED BY             Public Record

         ZONING                   H-1

REMARKS: This parcel is located approximately 1/2 block West. Adjustments are required for time and location. The property was improved with a single family residence.

              [Locating parcel map for comparable sale #6 omitted]

                                   SALES GRID

                        COMPARABLE SALES ADJUSTMENT GRID

                             1                 2                    3

APN#                     162-15-101-008     162-16-611-009      162-16-510-005
DATE OF SALE                 9/93               8/94               4/94
SALES PRICE               $1,840,000          $790,000            $827,500
SQUARE FOOT                 27878               15682              18125
SALES PRICE PER SQ.FT.      $66.00              $50.37            $45.66
TIME                         +25%                +19%              +22%
ADJUSTED S.P.              $82.50               $59.94            $55.70
LOCATION                   POORER               POORER            POORER
ADJUSTMENT                   5%                  25%                15%
SIZE                       SIMILAR             SIMILAR           SIMILAR
ADJUSTMENT                   0%                   0%                0%
ACCESS                      POORER             POORER             POORER
ADJUSTMENT                   5%                  20%                5%
NET ADJUSTMENT               10%                 45%               20%
INDICATED VALUE    $90.75+$5.84 DEMOLITION
OF SUBJECT PROPERTY          $96.59             $81.91            $66.84




                             4                     5                6

APN#             162-16-210-001,002,003    162-16-510-014       162-16-510-017
                   162-16-201-001-002
DATE OF SALE             12/93                   1/94              9/94
SALES PRICE           $5,551,640              $800,000           $825,000
SQUARE FOOT             70212                   18125             17860
SALES PRICE PER SQ.FT.  79.07                   44.14             $46.19
TIME                    +24%                     +23%              18%
ADJUSTED S.P.          $98.04                  $54.29            $54.50
LOCATION               BETTER                  POORER             POORER
ADJUSTMENT              -10%                     10%                5%
SIZE                   LARGER                  SIMILAR            SIMILAR
ADJUSTMENT               5%                       0%                0%
ACCESS                 BETTER                  POORER             POORER
ADJUSTMENT              -10%                     10%                5%
NET ADJUSTMENT          -15%                     -5%               10%
INDICATED VALUE
OF SUBJECT PROPERTY   $83.33                   $51.57            $59.95


Indicated value for the subject property of $75.00 per sq. ft

         Mean:                                     $74.19
         Median:                                   $75.08

                               COMPARABLE SALE #1

         APN#                       162-15-101-008

         LOCATION                   735 E. Desert Inn Road

         GRANTOR                    Convention Inn Inc.

         GRANTEE                    Clark County

         DOC.#                      931201-00171

         DATE OF SALE               12/93

         SELLING PRICE              $1,840,000

         SQUARE FOOTAGE             27,878 sq. ft.

         PRICE PER SQUARE FOOT      $66.00

         CONFIRMED BY               Public Record and Grantor

         ZONING                     H-1

REMARKS: This parcel is located approximately 1 block East. Adjustments required for tune and location. The property was improved with a 3-story motel.

              [Locating parcel map for comparable sale #1 omitted]

                               COMPARABLE SALE #2

         APN#                     162-16-611-009

         LOCATION                 75 Country Club Lane

         GRANTOR                  Vincent M. & Dorothy Sanner Tr.

         GRANTEE                  Aronimink Corp.

         DOC.#                    940802-00164

         DATE OF SALE             8/94

         SELLING PRICE            $790,000

         SQUARE FOOTAGE           15,682 sq. ft.

         PRICE PER SQUARE FOOT    $50.37

         CONFIRMED BY             Public Record and Grantor

         ZONING                   R-1

REMARKS: This parcel is located approximately 1/2 mile South. Adjustments required for time and location. The property was improved with a single family residence.

                               COMPARABLE SALE #3


         APN#                       162-16-510-005

         LOCATION                   339 E. Desert Inn Road

         GRANTOR                    Lisa Kezmanich Griffin

         GRANTEE                    Aronimink Corp.

         DOC.#                      94027-498

         DATE OF SALE               4/94

         SELLING PRICE              $827,500

         SQUARE FOOTAGE             18,125 sq. ft.

         PRICE PER SQUARE FOOT      $45.66

         CONFIRMED BY               Public Record and Grantor

         ZONING                     H-1

REMARKS: This parcel is located approximately 1/2 block West. Adjustments required for time and location. The property was improved with a single family residence.

              [Locating parcel map for Comparable Sale #3 omitted]

                               COMPARABLE SALE #4

      ARN#                   162-16-201-001,002 & 162-16-210-001,002 & 003

      LOCATION               Northeast corner of Sands Ave. and Las Vegas Blvd.

      GRANTOR                Brent Gramany, Claire Gramany, A. Kent Greene &
                             Eric Zubel

      GRANTEE                Sheraton Desert Inn Corp.

      DOC.#                  931230-00636, 931230-00637, 930924-00181,
                             931203-00508

      DATE OF SALE           12/93, 12/93, 9/93, 12/93

      SELLING PRICE          $5,552,640

      SQUARE FOOTAGE         70,212 sq. ft.

      PRICE PER SQUARE FOOT  $79.07

      CONFIRMED BY           Sheraton Desert Inn Corp. Legal Counsel

      ZONING                 H-1

REMARKS: This property consisted of five parcels. The site is vacant and all are available. At the time of purchase, the property contained a one-story retail structure. This site is part of an assembly by the Sheraton Desert Inn Corporation which included the Desert Inn Country Club. This sale is approximately 1 mile from the subject property. Adjustments were made for location and time of sale.

              [Locating parcel map for Comparable Sale #4 omitted]

         CORRELATION AND FINAL ESTIMATE OF VALUE

         All data relative to the value estimate was reviewed. Economic conditions indicate an increase in value were indicated in the immediate area. A new hotel is under construction one block north. The Las Vegas Convention Center is being expanded. The property across Desert Inn Road south is the site of a new mega resort to be built in the next two years. Six new resorts have been constructed on the Strip in the last two years. An addition is to be added to the Sahara Hotel two blocks north.

         The area is on an upward trend, with land parcels becoming more difficult to obtain. Sales are scarce, but those found indicate a 6% per year increase.

         Based on all the data available, the indicated unit of value of $75 per square foot is a reasonable value. The estimated demolition is difficult to confirm due to the hauling time to the Apex dump, but is a reasonable expected cost.

         The fair market value is as follows:

         39,376 sq. ft. @ $75 per sq. ft.                    =    $2,953,425
         Estimated Cost of Demolition of the Improvement     =    $  179,000
         Indicated Fair Market Value of the land as vacant   =    $2,774,425
                                             Say                  $2,800,000

                                     ADDENDA

                                   APPRAISERS
                                 QUALIFICATIONS

                                 Donald R. Beach


Born November 28, 1928
Attended Southern Illinois University 1947-1948
Served in United States Marine Corps. and U.S. Naval Air Corps.

EMPLOYMENT

1950      Worked for various contractors in the Chicago area.

1959 Obtained Real Estate License in Illinois as a salesman and broker. Worked for Ed Pocus Inc., Wheaton, IL. as an appraiser and salesman.

1961 Employed by Dupage County, Illinois as a land evaluator and became Deputy Supervisor of Real Estate Assessment. Prepared a land map showing base land values for 168,000 parcels of real estate and aided in the preparation of cost manual to appraise all improvements in the county.

1970 Employed as Deputy Director of Property Valuation in the state of Arizona. Worked on cost manual and the first statewide appraisal by computer involving 1,600,000 parcels of real estate. Assisted in the preparation of the Personal Property Appraisal manual.

1973 Employed by Michael Baker Jr., Inc., as a Sales/Computer Supervisor. Sold Computer Valuation Programs and worked Mass Appraisal Programs in Jacksonville and Sarasota, Florida and Farmington, Connecticut. Sold Engineering Service.

1975 Became Tax Assessor (Director of Assessment Adm) for Washington, D.C. Designed and implemented programs in seven different tax areas including real estate.

1979      Returned to Phoenix, Arizona to be Chief Appraiser of Maricopa County.

1981      Became Assistant Assessor of Clark County Nevada.

1988      Started own Computer Appraisal Company

1988/     Independent appraisal consultant
present

1994      Assistant Property Appraiser; Hillsborough County.  Florida

         ACTED AS INSTRUCTOR FOR:

         University of Florida            Assessor's Association:   Kansas
         Arizona State University                                   New Mexico
         Rutgers University                                         Alaska
         Central Arizona University                                 Missouri
         State of Arizona                                           Illinois
         University of Arizona (Tucson)                             Tennessee
         Oklahoma State University                                  Louisiana

139 SCHOOLS IN 35 STATES

         Anchorage, AK        2                         Portland, OR         1
         Phoenix, AZ          6                         Colombia, MO         2
         Tucson. AZ           4                         LAFAYETTE, LA        5
         Auburn, AL           2                         Albuquerque, NM      7
         Boston, MA           1                         Boise, ID            3
         St Louis, MO         1                         Pocatella, ID        2
         Denver, CO           1                         Moscow, ID           1
         Dallas, TX           1                         Peoria, IL           7
         Los Angeles, CA      1                         Bloomington, IL      3
         Yakima, WA           2                         Athens, GA           3
         Charleston, SC       4                         Atlanta, GA          2
         Charlottesville, VA  1                         West Palm Beach, FL  1
         Tampa, FL            4                         Daytona Beach, FL    4
         Orlando, FL          5                         Ames, IA             1
         Tallahassee, FL      2                         Sioux Falls, SD      2
         Miami, FL            6                         Vermilion, SD        2
         Stillwater, OK       3                         Louisville, KY       2

         St. Charles, MO      2                         Baltimore, MD        1
         Winston Salem,  NC   2                         St. Paul, MN         1
         Nashville, TN        5                         LAS Vegas, NV        9
         Knoxville, TN        1                         Carson City, NV      2
         Jackson, TN          2                         Little Rock, AR      1
         Topeka, KS           2                         Toronto, Canada      2
         Manhatten, KS        3                         Billings, MT         1
         Wichita, KS          2                         Lincoln, NE          5
         Springfield, MO      2                         Casper, WY           1

         TOTAL                  139

         I have taught over 5,000 students various subjects at these and other locations.

SCOPE OF WORK
    o      Written Appraisal Manuals for three Appraisal Offices.
    o Supervised work of fifty or more Appraisers in mass appraisal for Tax Assessment.
    o Supervised complete reappraisal of jurisdictions with 200,000 to over 1,000,000 parcels of real estate.
    o      Organized and conducted appeals on 6,000 complaints.
    o      Wrote computer appraisal program to automate all classes of real estate.
    o      Taught and organized education for various appraisal staff.
    0 Personally appraised individual properties with values in excess of $200,000,000.00

APPRAISAL DESIGNATIONS AND CERTIFICATIONS

         1963     Certified Assessment Evaluator C.A.E., (Lapsed)
                  International Association of Assessing Officers
         1969     Certified Illinois Assessing Officer C.I.A.0. (Lapsed)
         1975     Senior Professional Assessor, S.P.A., (Lapsed)
                  New England Assessor Association
         1978     Certified in Real Estate and Personal Property by the State
                  of Arizona (Retired from Assessment Appraisal)
         1981     Certified in Real Estate and Personal Property by the State
                  of Arizona (Retired from Assessment Appraisal)
         1986     Certified Review Appraiser C.R.A. (Lapsed)
         1987     Accredited Nevada Appraiser A.N.A. (Lapsed)
         1994     Certified Environmental lwector C.E.I. Environmental
                  Assessment Association
         1994     Certified Environmental Specialist C.E.S. Environmental
                  Assessment Association
         1996     Certified Commercial Real Estate Appraiser C.C.R.A.
         1996     Certified Real Estate Appraiser C.R.E.A.

AWARDS

International Assessor Association - Outstanding Member 1973 Donahue Essay Award - 1978, 1979, 1983 and 1985
Outstanding Certified Assessment Evaluation-1975
Outstanding Office Award for:      State of Arizona - 1971
                                   Washington, D.C. - 1975
                                   Clark County, Nevada - 1982

TEACHING EXPERIENCE

Senior Instructor I.A.A.0 for approx. 30 years.

Wrote materials for six Appraisal Courses from 1963 to present.

Subjects Taught include Basic Appraisal, Income Approach to Value, Writing a Narrative Appraisal, Appraisal Administration, Appraisal of Apartments, Appraisal of Shopping Centers, Appraisal of Farm Land, Land All Uses, Depreciation, Machinery and Equipment, Appraisal of Industrial Property, Appraisal of Land with Environmental Damage, Blueprint Reading and Cost Estimating.

Approved by the State of Nevada as an instructor for Contractors Licensing Schools, Las Vegas, NV.

Instructor for Value It, Minneapolis, MN.

APPRAISAL PROJECTS

1968 Lease Hold Improvements at O'Hare Field in Chicago, IL

1969 Abandoned Railroad right of way through Dupage County, IL

1973 Anaconda Smelter Complex, Great Falls, MT

1974 London Bridge, Lake Havasu, AZ

1976 White House, Capitol, Washington Monument and all other Memorials and foreign Embassies in Washington, D.C.

1982 Pulpmill in Taylor County Florida under court appeal

1988 General Motors Plant near St. Louis, MO, for tax appeal

1989 Refineries in Louisiana Race Track in Louisiana

1993 Phosphate mine in Florida for tax appeal

SUPERVISION

     Supervised offices including the Personnel Records and have prepared budgets involving as many as 136 employees and money in excess of $3,000,000.00

LITIGATION EXPERIENCE (TESTIMONY)

State and Federal Government in Illinois
State Court and Legislature in Arizona
State Court, Legislature and Appeal Boards in Nevada
Courts in Florida
Appeal Boards in Montana
Appeal Boards in Missouri
Appeal Boards in Louisiana
Federal District Court in Washington, D.C.

                                 MISCELLANEOUS
                                  INFORMATION









               Clark                                                                                    Clark Comprehensive Planning
               County                                                                                      Current Planning Division
                                                                                                              401 South Furth Street
                                                                                                                    P. 0. Box 551744
                                                                                                        Las Vegas, Nevada 89155-1744
                                                                                                                      (702) 455-4314

                            Non Residential Districts
                         Property Development Standards

Code  Description              Min. Lot                                    Setbacks                            Max. Stories Max. Lot
                              Area(acres)     Front                Corner           Side                Rear    Max. Height Coverage
----  --------------------   -----------  --------------    -----------------  ----------------  --------------- ---------- --------
                                           20' for bldg        20' for  bldg      Adj. Res. 20'    Adj. Res. 20'
C-C   Shopping Center             5          & parking           & parking        Adj. Com. 10'    Adj. Com. 10'   3/45'       25%
C-P   Office  & Professional     None           15'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'   2/35'       60%
C-1   Local Business             None           10'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'   2/35'       60%
C-2   General Commercial         None           10'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'  4/50'(2)     60%
C-3   General Commercial         None           10'                20'          0/Adj. Res. 10'  0/Adj. Res. 10'  4/50'(2)     60%
                                                            10% width of lot   10% width of lot
H-1   Limited Resort & Apt.      None           10'         20'min-50'max(1)   5'min-50'max(1)   0/Adj. Res. 20' 9/100'(2)     60%
                                  See                                          10% width of lot                  Res 2/35'
H-2   General Highway Frontage  29.32.030       10'                20'          5'min-20'max     0/Adj. Res. 20' Com 4/50' See 29.32
                                            Pub.St.15'(3)    Pub. St. 15'(3)    Pub. St. 15'(3)   Pub. St. 15'(3)
T-C   Mobile Home Park            10        Priv. St. 5'       Priv. St. 5'       others 5'         others 5'       2/35'      50%
                                            Pub.St.15'         Pub. St. 15'       Pub. St. 15'     Pub. St. 15'
RVP   Recreational Vehicle Park   10        Priv.St.5'         Priv. St. 5'        others 5'        others 5'      See (4)   See (4)
P-F   Public Facility            See (4)      See (4)            See (4)            See (4)          See (4)       See (4)   See (4)

                                            15' for bldg       15' for bldg
M-D   Designed Manufacturing     None         & parking         & parking       0/Adj. Res. 20'  0/Adj. Res. 20'    4/50'      45%
M-1   Light Manufacturing        None           20'                 20'         0/Adj. Res. 20'  0/Adj. Res. 20'    4/45'      80%
M-2   Industrial                 None          20'(5)              20'(5)           See (5)          See (5)        6/75'      80%
M-3   Heavy Industrial           None          20'(5)              20'(5)           See (5)          See (5)        6/75'      80%

(1) Buildings & Structures over 40' high require 1' additional per story over 40' for side yard setback - See 29.30.040 (H-1)
(2)   Higher with conditional use permit.
(3)   See R-1 regulations for single family residences.
(4)   Determined by conditions of commission approval.
(5)   Use separations are also required - See 29.42.010 (M-2) and 29.43.020
      (M-3).

General Notes:

1. No structure over 35' allowed where prohibited by 29.50 (Airport Height Restrictions).
2. Greater setback required where 29.64 (Building Setbacks and Future Width) applies.

This table is designed to give general information and regulations for the zoning districts. For specific information and regulations., consult with Title 29 or with Current Planning.


TRW-REDI                    Nationwide 1-800-345-7334                                                                Copyright 1994
                                                                                                                All Rights Reserved

PARCEL NUMBER              DISTRICT      LAND USE                STRUCTURAL              IMPROVEMENT     SALE AMOUNT      VALUES
  OWNERS NAME                           DIMENSIONS                  DATA                   AREA          DEED DT/TYP       TOTAL -TV
   MAILING ADDRESS                     EXTRA FEATURES                                                    SALE DATES          LAND-LV
* PROPERTY LOCATION                                                                                      BK-DOCUMENT AGRICULTURAL-AG
    LEGAL DESCRIPTION                                                                                    TRUST AMT(T) IMPROVEMENT-IV
-----------------------------------------------------------------------------------------------------------------------------------
16218-111-108                470     110-RESID-SINGLE FAMILY      BLDG SQFT - 864         YR BLT  - 1973     $23,000     $18,980IV
  ROY WILLARD M & MARY V                  75 X 80               TYPE    - ONE STORY       ROOMS   -    4   08/29/74 N    $ 8,09OLV
   3484 MYRTLE AVE                        6,OOOSF               STYLE   - CONVENTIONAL    BEDROOMS-    2   456-415038    $10,890IV
   LAS VEGAS NV 89102                  FENCED YARD              QUALITY - FAIR            BATH F-1
  PHONE (702)876-1038                  PAVED CONCRETE - 49OSF   EXT WALL- FR-SID/SHINGLE  EXEMPTIONS:
*3484     MYRTLE AVE                   CITY-WATER-SEWF-R        ROOFING - BUILT UP          WINDOW
        DRAKE EST PLAT BOOK 9 PAGE 11  TOPOGRAPHY -LEVEL        FLOORING- CONCRETE
        LOT 13 BLOCK 05 PT NW4 NW4                              FLR CVR - 60%-CARPET
        SEC 18 TWP 21 RNG 61                                    FLR CVR - 40%-VINYL
        OLD PARCEL NUMBER 130-391-002                           HEATING - CENTRAL REFRIG
                                                                A/C     - CENTRAL REFRIG
                                                                CARPORT -           240SF
----------------------------------------------------------------------------------------------------------------------------------
250-789-024                  340     110-RESID-SINGLE FAMILY      BLDG SQFT  - 1605       YR BLT   - 1983   $81,500      $34,940TV
  ROY WILLIAM A & BONNIE R                 70 X 104             TYPE    - ONE STORY       ROOMS    -    6   02/25/83     $ 6,98OLV
   6390 GOLDMINE DR                        7,289SF              STYLE   - CONVENTIONAL    BEDROOMS -    3    02/83       $27,96OIV
   LAS VEGAS NV 89115                  PORCH            35SF    QUALITY - FAIR            FAM ROOMS-    1 1695-1654026
  PHONE (702) 459-2951                 FENCED YARD              EXT WALL- FRAME-STUCCO    BATH F-1           PRIOR:
*6390    GOLDMINE DR                   PAVED CONCRETE - 493SF   ROOFING - ASPHALT SHNGLE        3/4-1      1445-1404901
       KINGSRIDGE 5 PLAT BOOK 27       POOL AREA -      512SF   FLOORING- CONCRETE        FIREPL   -    1
       PAGE 34 LOT 15 BLOCK 5 PT SW4   HEATER                   FLR CVR - 80%-CARPET
       SE4 SEC 22 TWP 20 RNG 62        JACUZZI                  FLR CVR - 20%-VINYL
                                       DECK KOOL DECK - 20OSF   HEATING - CENTRAL REFRIG
                                       CITY-WATER-SEWER         A/C     - CENTRAL REFRIG
                                       TOPOGRAPHY-LEVEL         GARAGE  - ATTACHED - 431SF
----------------------------------------------------------------------------------------------------------------------------------
138-23-310-082              200      110-RESID-SINGLE FAMILY       BLDG SQFT  - 1780      YR BLT  -  1991    $119,000    $39,670TV
  ROY WILLIE J & LAVINIA L                 50 X 103             TYPE    - TWO STORY      ROOMS   -     7  10/10/91 N    $ 6,62OLV
   1976 WEENAP DR                          5,15OSF              STYLE   - CONVENTIONAL      BEDROOMS-     4  911010-00058  $33,05OIV
   LAS VEGAS NV 89108                  PORCH            57SF    QUALITY - FAIR      FAMI RMS-     1    $120,711T
*1976     WEENAP DR                    FENCED YARD              EXT WALL- @E-STUCCO     BATH F-2  H-1       PRIOR:
        METROPOLITANS FIRST COLONY     PAVED CONCRETE - 42OSF   ROOFING - TILE/SLATE    FIREPL  -     1      08/14/90
        NORTHPLAT BOOK 35 PAGE 10 LOT  POOL AREA      - 45OS    FLOORING- CONCRETE                       900814-00294
        29 BLOCK 2 PT NW4 SW4 SEC 23   DECK KOOL DECK - 36OSF   FLR CVR - 60%-CARPET
        TWP 20 RNG 60                                           FLR CVR - 40%-VINYL
        OLD PARCEL NUMBER 300-615-083                           HEATING - FORCED AIR ELEC
                                                                A/C     - CENTRAL REFRIG
                                                                GARAGE  - ATTACHED - 475SF
                                       TOPOGRAPHY -LEVEL, CORNER
-----------------------------------------------------------------------------------------------------------------------------------
162-09-806-009               410           150-APARTMENT                                   YR BLT  - 1953   $1,122,250    $285,660TV
  ROYAL ALOHA VACATION CLUB                   1.02AC                                       UNITS   -   23     11/04/83 Y  $124,41OLV
   1505 DILLINGHAM BLVD #212                                                                                   11/83      $161,25OIV
   HONOLULU HI 96817-4822                                                                                   1829-1788754
*360       E DESERT INN RD                                                                                      PRIOR:
         PT SE4 SE4 SEC 09 21 61 PT                                                                          885-844706
         SE4 SE4 SEC 09 TWP 21 RNG 61
         OLD PARCEL NUMBER 120-310-004




CLARK, NV.                                                  P 03
--- -------------------------------------------------------------------------------------------------------------------------------


[Letterhead]



Clark County                      PUBLIC WORKS




                           PROJECTS UNDER CONSTRUCTION
                          OR PROJECTED TO BEGIN IN 1997

Arterial Projects

Cheyenne Avenue                 Lamb to Nellis boulevards               widen to four lanes                             B
Decatur Boulevard *             Russell Rd to Tropicana Ave             construct five lane roadway                     A
Desert Inn Road                 Durango Dr to Jones Blvd                construct new road                              F
Desert Inn Road **              Jones to Valley View boulevards         widen and improve existing roadway              F
Desert Inn Road                 Mojave Rd to Boulder Hwy                widen to six lanes                              E
Desert Inn Road Relocation **   Paradise Rd to Swenson St               depress & widen road, construct 3 bridgee       E
Eastern Avenue *                Raven St to Wigwam Ave                  widen to four lanes                             A
Industrial Road                 Hacienda to Tropicana avenues           reconstruct to four lanes                       A
Las Vegas Boulevard *           Serene Ave to Warm Springs Rd           widen road, new signal at Wigwam                A/G
Maryland/Paradise Rd Connect    Windmill Ln to Warm Springs Rd          construct connector, widen to four lanes        A
Oquendo Road                    Sandhill Rd to Pearl St                 construct new 60-foot roadway                   G
Patrick Lane                    Eastern Ave to Pecos Rd                 reconstruct roadway, widen to four lanes        G
Pebble Road                     Eastern Ave to Topaz St                 construct four lanes, Pittman Wash bridge       A
Rainbow Boulevard               Tropicana Ave to Russell Rd             widen to four lanes                             A
Russell Road - Phase II         Decatur to Valley View boulevards       construct new six lane roadway                  A
Russell Road                    Maryland Pkwy to Eastern Ave            reconstruct existing road                       G
Sahara Avenue **                Orchard Valley to Treeline drives       construct new four lane road                    A
Spring Mountain Road            Durango Dr to Rainbow Blvd              widen to four lanes                             F
Spring Mountain Road            Rainbow to Valley View boulevards       widen roadway, storm drain                      F
Valley View Boulevard           Oquendo Rd to Tropicana Ave             widen roadway                                   A
Windmill Lane                   Las Vegas Blvd to Maryland Pkwy         widen to four lanes                             A
Polaris Avenue                  Oquendo Rd to Hacienda Ave              widen roadway                                   A
Traffic Signal Installation**   Buffalo/Tropicana, Durango/Flamingo,    Durango /Spring Mountain                        A/F
Vegas Valley Drive              Nellis Blvd to Treeline Dr              widen to four lanes                             E
Vegas Valley Drive Area         Eastern Ave to Mojave Rd                replace obsolete streetlights                   E


Flood Control Projects

Hiko Springs Wash               Lauglin                                 construct outfall channel                       A
Pabco Erosion Control           Pabco Rd to Wetlands Park               construct weir                                  A
Range Wash                      Nellis Blvd to Detention Basin          repair channel lining                           B
Rawhide Channel **              Mojave Rd to Sagebrush St               concrete-line channel                           G
Sloan Channel                   Stewart Ave to Charleston Blvd          construct channel lining                        A

* Currently under construction     ** Completed                                                                (continued on back)



Outlying Area Projects

Bilbray Parkway                 Laughlin                                widen, realign and extend existing road         A
Bunkerville Flood Channel       Bunkerville                             construct detention basin                       A
Civic & Big Bend Drives *       SR163 to Casino Dr in Laughlin          widen, realign and extend existing road         A
Moapa Road                      Moapa Valley/McKnight Loop              construct two lane roadway                      A
Muddy river Bridge              Moapa Valley                            construct Yamashita bridge                      A
Mount Charleston IV             Rainbow Subdivision                     paving improvements                             C
Searchlight Road                Hobson/US 95 to Co maintained road      construct two lane paved roadway                A


Beltway Projects

Southern Beltway 3A **          Windmill Ln to Eastern Ave              two miles of new six lane freeway               A
Southern Beltway 3B *           Eastern Ave to Pecos Rd                 construct new six lane freeway                  A
Southern Beltway 6A *           I-15/I-215 future interchange           construct new I-15 bridges over I-215           A/G
Southern Beltway 6B *           I-15 to Industrial Rd                   relocated industrial Rd, bridges over I-215     A/G
Southern Beltway 6C *           I-15 to Decatur Blvd                    construct four lanes of new freeway             A/G
Southern Beltway 2B             Warm Springs Rd to Eastern Ave          aesthetic landscaping                           A
Southern Beltway 4              Pecos Rd to Green Valley Pkwy           construct four lanes of new freeway             A
Southern Beltway 5              Green Valley Pkwy to I-515              construct four lanes of new freeway             A
Southern Beltway 7A             Decatur to Rainbow Boulevards           four lane "Interim" Beltway frontage rd         A
Southern Beltway 7B             Rainbow Blvd to Durango Dr              four lane "Interim" Beltway frontage rd         A
Southern Beltway 8A             Durango Dr to Tropicana Ave             four lane "Interim" Beltway frontage rd         F
Western Beltway                 Tropicana Ave to Huaiapai Wy            four lane "Interim" Beltway facility            F

Resort Corridor Projects

Flamingo/Industrial Connect**   Flamingo to Industrial Roads            construct new four lane juncture                F
Hacienda Avenue/Koval Lane      Las Vegas Blvd to Sands Ave             four lane connector, two traffic signals        E/G/A
Hacienda Avenue/I-15 Bridge     Polaris Ave to Luxor Dr                 construct four lane bridge over I-15            F/G
Harmon Avenue                   Las Vegas Blvd to Paradise Rd           construct six lane bridge over I-15             F/G
Industrial Road**               Tropicana Ave to Spring Mtn Rd          widen/relocate to new I-15 undercrossing        F
Resort Boulevard Frontage Rd    Russell/Tropicana/Flamingo              Las Vegas Blvd/I-15 Frontage Road               E/G
Russell Road Bridge*            Decatur to Valley View Boulevards       bridge over future Russell Road tunnel          A
Spring Mtn Rd/Sands Ave Ph I    Fashion Show Dr to Paradise Rd          drainage improvements                           E
Spring Mountian Road            Spring Mtn Rd at Las Vegas Blvd         construct pedestrian walkways                   E
Tropicana Ave Phase III*        Koval Ln to Wilbur St                   imporve/construct additional travel lanes       G

*  Currently under construction
** Completed

Prepared by the Administration and Programs Division of Clark County Public                                        June 1997
Works for additional information, contact our office at 455-6000.

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